ZIFF DAVIS MEDIA INC.
28 East 28th Street
New York, New York 10016
February 24, 2006
Mr. Bart W. Catalane
33 Benson’s Point Court
Stony Point, New York 10980
Dear Bart:
     This letter (the “Agreement”) sets forth the agreement between you and Ziff Davis Media Inc. (collectively with its direct and indirect parents and subsidiaries, the “Company”) that:
1.	(a) Effective January 31, 2006, you ceased to hold the titles of President and Chief Operating Officer of the Company, and your employment with the Company shall end at the close of business on February 28, 2006 (the “Separation Date”) and the Employment Period shall terminate on such date. You shall receive your Base Salary earned through the Separation Date, prorated on a daily basis together will all accrued but unpaid vacation time. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Amended and Restated Executive Agreement dated as of March 23, 2005 between you the Company (the “Executive Agreement”).
(b) On or before January 30, 2006, you prepared and delivered to the Company’s Chief Executive Officer (“CEO”) a turnover report addressing the topics that you and CEO agreed should be addressed. The information in such report was complete and accurate to the best of your knowledge.
2.	Provided that you do not breach any of your obligations under any of Sections 8, 9 and 10 of the Executive Agreement (except any breach which you carry the burden of proving is solely of a technical nature, is immaterial and was inadvertent), the Company shall make the following payments to you in lieu of any payments that the Company otherwise would be obligated to make pursuant to Section 7(d) of the Executive Agreement: for a period of seventeen (17) months from the Separation Date, the Company shall (a) pay you the sum of thirty-three thousand three hundred thirty-three dollars and thirty-three cents ($33,333.33) per month, (b) pay the premium for any health, dental, vision and EAP insurance benefits that you may elect to continue on the Company’s group plans pursuant to COBRA (nothing herein shall, however, limit the Company’s right to amend, modify or terminate any such plan in accordance with its terms and applicable law) and (c) if you elect to convert your current group life insurance policy to an individual life insurance policy offered by that insurer having similar coverage, pay the premium for such individual life insurance policy; provided, however, that the Company shall not pay premiums for any particular benefits pursuant to clause (b) of this sentence from and after the date

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Mr. Bart W. Catalane
February 24, 2006

that you may become eligible to obtain similar benefits from another employer; and provided further that the Company shall not pay premiums for life insurance pursuant to clause (c) of this sentence from and after the date that you may become eligible to obtain group life insurance from another employer. You agree that the Bonus in respect of calendar year 2005 shall be zero (0) and that therefore the Termination Bonus Amount likewise shall be zero (0). Payments made to you pursuant to Paragraphs 1 and 2 of this Agreement shall be made in accordance with the Company’s general payroll practices and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law. Such payments shall not be subject to reduction for any income earned by you from other sources after the Separation Date (and, consequently, you have no duty to mitigate the Company’s payment obligations pursuant to this Agreement). The Company shall allow you to make 401(k) contributions (provided that the Company may at its election make, but shall not be required by this Agreement to make, matching contributions with respect thereto) from the payments made to you pursuant to this Paragraph 2, to the maximum extent permitted by law (without limiting the foregoing, the parties currently believe that 401(k) contributions may be made for a period of two and one half (2-1/2) months after your Separation Date from payments to you that either (i) do not exceed the amount you would have received as regular compensation if you had continued your employment or (ii) reflect sums for unused accrued vacation).
3.	All benefits coverage will end on your Separation Date. Under COBRA, you have the option to extend your health, dental, vision care and EAP coverage for up to eighteen (18) months by paying the full cost of coverage (your normal cost plus the Company’s portion) plus a two percent (2%) administrative charge. This amount may be payable by the Company for a period of time pursuant to Paragraph 2 of this Agreement. Details of your COBRA rights and enrollment will be mailed to you at home by Ceridian/CobraServ, approximately two (2) weeks after your coverage ends. When you receive this notification, please follow the instructions to make your election; you will have sixty (60) days from the date of the notification letter in which to submit your election form. If you make your election within these timeframes, your coverage will be reinstated retroactive to your Separation Date so there is no gap in coverage. You also may elect to convert your life insurance to an individual policy by contacting the Benefits Department within thirty-one (31) days of your Separation Date. If you have a Flexible Spending Account, you have ninety (90) days from your Separation Date to claim expenses incurred up to your Separation Date.
4.	You will also receive a packet of information directly from Fidelity Investments, our 401(k) recordkeeper, approximately 2-4 weeks after your Separation Date. This packet contains important tax information, provides a comprehensive overview of

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Mr. Bart W. Catalane
February 24, 2006

options for your Ziff Davis Media 401(k) Plan account, and lists resources to help you continue your long-term retirement planning.
5.	The Company will provide you with outplacement services for a period of six (6) months from the date you commence using such services (provided you commence using such services within six (6) months of your Separation Date), at a total cost not to exceed $15,000; such services to include, if you wish, counseling services and use of an office with administrative support. Please contact Beth Repeta if you would like to utilize these services.
6.	You shall return all Company equipment or other Company property, including without limitation all copies of all documents, in any media (including without limitation in printed form or stored magnetically or electronically) that contain Confidential Information of the Company or Company Work Product. Nothing in this Agreement modifies any of your obligations with respect to Confidential Information of the Company or Company Work Product as set forth in the Executive Agreement, any other agreement signed by you and the Company and/or applicable law. In the event that you and the Company agree that you may purchase from the Company your laptop computer and retain a copy of the information thereon until further notice from the Company (including without limitation to assist you in rendering services to the Company during such time as you remain a director of the Company), you agree that you shall abide your obligations referenced above with respect to all Confidential Information of the Company and Company Work Product on such computer; and that you shall return to the Company and/or destroy all such Confidential Information of the Company and Company Work Product on such computer upon written request by the Company.
7.	You shall promptly submit to the Company a reimbursement request, with supporting documentation as required by the Company, for any outstanding reasonable business expenses incurred by you in the course of performing your duties under the Executive Agreement and which are consistent with the Company’s policy in effect for senior executive employees with respect to travel, entertainment and other business expenses. You shall promptly pay any expenses that you incurred with respect to which the Company could be liable (e.g., expenses incurred on the Company’s corporate credit card); if those expenses are reimbursable under the Company’s regular policy, you shall submit those expenses with appropriate supporting documentation to the Company and the Company shall reimburse you therefor. The Company shall make payment of any reimbursement pursuant to this Paragraph 7 within thirty (30) days of its receipt of a reimbursement request therefore with appropriate supporting documentation.

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Mr. Bart W. Catalane
February 24, 2006

8.	The Company shall for a period of not less than sixty (60) days (a) have the phone number 212-503-3552 be directed towards your voicemail which shall contain a message acceptable to you and the Company indicating that you are no longer an employee of the Company and indicating contact information at which you may be contacted and (b) have the Company’s email system send an automatic reply to any email addressed to your Company email addresses, which reply shall contain a message acceptable to you and the Company indicating that you are no longer an employee of the Company and indicating contact information at which you may be contacted .
9.	In consideration of the Company’s obligations to you set forth in this Agreement, you hereby agree that except as set forth above, there are no amounts due to you from the Company and you, on behalf of yourself, your marital community and your heirs, executors, administrators, attorneys and assigns (collectively, “Releasor”) hereby waive, release and forever discharge the Company, its direct and indirect parents, subsidiaries and affiliates, the respective current and former directors, officers, employees, representatives, agents and attorneys of each of the foregoing, and the successors and assigns of each of the foregoing, and anyone acting in concert with any of the foregoing, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses (including without limitation attorneys fees), liens, actions and causes of action (collectively, “Claims”) of every kind and nature whatsoever, including without limitation any and all Claims arising out of or related to your employment or your separation from employment with the Company, including without limitation Claims for additional salary, bonus, incentive, commission, expenses, vacations, or Claims arising under Title VII of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, the Age Discrimination in Employment Act, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans with Disabilities Act, as amended, or any other federal, state or municipal employment discrimination statutes or other federal, state or local statutes, laws, ordinances or regulations, or Claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, negligence, and/or any other common law, statutory or other claim arising out of or relating to your employment with and/or separation from employment with the Company. You represent and warrant that you are the sole and lawful owner of all rights, titles and interest in and to every Claim and other matters that Releasor is releasing hereby and that no other party has received any assignment or other right of substitution or subrogation to any such claim or matter. You also represent that you have the full power and authority to execute this Agreement on behalf of Releasor. With respect to the foregoing release, each Releasor hereby waives all rights or protection under section 1542 of the Civil Code of California or any similar law of any other state, territory, country or any political division thereof, to

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Mr. Bart W. Catalane
February 24, 2006

the extent applicable (such waiver is not intended to indicate that the law of any jurisdiction other than New York is applicable to this Agreement). Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Notwithstanding the foregoing, nothing in this Agreement releases or waives any rights you may have (a) to indemnification, contribution or reimbursement from any party (including without limitation the Company (including without limitation its direct and indirect parents and subsidiaries), WS Fund III and/or any of their respective current or former insurers applicable to you in your capacity as an officer, director, manager, stockholder or employee of the Company (and/or such direct or indirect parents or subsidiaries), whether such right arises pursuant to a corporate organizational document, or law, or contract or otherwise; or (b) with respect to the options as set forth in the Existing Agreement (as such agreement was modified pursuant to the Executive Agreement); or (c) or any agreement (other than the Executive Agreement) that previously has been signed by you and the Company or any of its affiliates (including without limitation a letter agreement dated as of April 30, 2002 between you and WS Fund III).
10.	This Agreement shall be binding upon and inure to benefit of each party’s respective successors and permitted assigns. This Agreement is made under, and shall be governed by and construed under, the laws of the State of New York, without reference to principles of choice of law that might call for application of the substantive law of another jurisdiction. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.
11.	Except as may be expressly amended by this Agreement, the Executive Agreement shall remain unmodified and in full force and effect. Nothing in this Agreement modifies or amends the Existing Agreement (as such agreement was modified pursuant to the Executive Agreement) or any other agreement that previously has been signed by you and the Company or any of its affiliates (including without limitation a letter agreement dated as of April 30, 2002 between you and WS Fund III).

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Mr. Bart W. Catalane
February 24, 2006

12.	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior discussions or agreements of the parties related thereto, whether written or oral. This Agreement may not be amended except in a writing signed by each of the parties hereto. No waiver of any right set forth in this Agreement shall be effective unless set forth in a writing signed by the party against whom the waiver is to be enforced.
13.	You acknowledge that by signing your name below you have read, understand and accept each of the terms of this Agreement, that you have had sufficient opportunity to review it, to consult with an attorney or other advisor, and that you are entering into it freely and knowingly. You agree that you are not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of giving effect to the intent of the parties.

CONFIDENTIAL
Mr. Bart W. Catalane
February 24, 2006

14.	The offer will remain open for forty-five (45) days after the delivery of the original letter. If not executed by you and delivered to the Company by such date, the offer shall be deemed immediately withdrawn. In addition, if you decide to accept this offer, you will have seven (7) days after you sign the release to change your mind and revoke your acceptance. If you decide to change your mind, you must send the Company a written notice of revocation postmarked or delivered before the end of the seven (7)-day period. The period eight (8) days after you sign this Agreement, provided you have not revoked it, shall be the effective date of this Agreement. You will not receive any payments pursuant to Paragraph 2 of this Agreement if you fail to sign this Agreement or if you revoke this Agreement after you sign it.
By signing below, each party hereby agrees with the above.

Sincerely,

/s/ Robert F. Callahan
Robert F. Callahan Chief Executive Officer

AGREED:

/s/ Bart W. Catalane

Bart W. Catalane

Date: